Exhibit 99.1

FOR RELEASE 6:00 A.M., Thursday, July 21, 2011

Investors:	Valerie Haertel	Media:	Lowell Weiner
	(201) 269-5781		(201) 269-6986
	valerie_haertel@medco.com		lowell_weiner@medco.com

Medco Delivers Second-Quarter 2011 GAAP Diluted EPS of $0.85,

Up 10.4 Percent;

Diluted EPS Excluding All Intangible Amortization of $0.96, Up 10.3 Percent

Reaffirms 2011 EPS Guidance Range

Second-Quarter 2011 Highlights:

•	GAAP diluted earnings per share (EPS) increased 10.4 percent to $0.85 from $0.77 in second-quarter 2010

•	Diluted EPS, excluding all intangible amortization, increased 10.3 percent to $0.96 from $0.87 in second-quarter 2010

•	Total net revenues increased 4.1 percent to a record of $17.1 billion

•	Gross margin increased 4.1 percent to over $1.1 billion, representing a gross margin percentage of 6.5 percent, consistent with second-quarter 2010

•	EBITDA increased 0.8 percent to $736.1 million, and EBITDA per adjusted prescription increased slightly to $3.07

•	Mail-order prescriptions increased 0.7 percent to 27.7 million, including generic mail-order prescriptions, which increased 6.0 percent to a record 17.8 million

•	Overall generic dispensing rate increased 2.8 percentage points to a record 73.4 percent; mail-order generic dispensing rate increased 3.1 percentage points to a record 64.3 percent

•	Specialty pharmacy revenues increased 13.2 percent to a record $3.2 billion; specialty operating income increased 20.8 percent to a record $132.8 million

2011 Guidance Reaffirmed:

•	Full-year 2011 GAAP diluted EPS expected in the range of $3.59 to $3.69, representing growth of 14 to 17 percent over 2010

•

Full-year 2011 guidance for diluted EPS, excluding all intangible amortization, expected in the range of $4.02 to $4.12, representing growth of 13 to 16 percent over the 2010 full-year equivalent of $3.55 (please see Table 9)

FRANKLIN LAKES, N.J., July 21, 2011 – Medco Health Solutions, Inc. (NYSE: MHS) today reported second-quarter 2011 GAAP diluted EPS of $0.85, up 10.4 percent compared to $0.77 for the second quarter of 2010. Adjusting for all amortization of intangible assets, second-quarter 2011 diluted earnings per share increased 10.3 percent to $0.96, up from $0.87 in the second quarter of 2010. When excluding the second-quarter 2010 benefit from a settlement award in a class action antitrust lawsuit brought by direct purchasers of a brand-name medication, second-quarter 2011 diluted EPS, excluding all intangible amortization, increased 14.3 percent from second-quarter 2010.

Medco Second-Quarter 2011 Earnings, Page 2

“Medco’s second-quarter results are characterized by strong performance across the enterprise. We generated record revenues that include a 43.3 percent increase in service revenues driven primarily by UnitedBioSource Corp (UBC) and growth across our portfolio of service offerings. Record specialty operating income, continued strong performance in Medicare, and record generic mail-order volume and generic dispensing rates also contributed to our earnings per share growth this quarter. Importantly, our margin percentage profile is stable and expected to grow in the future,” said David B. Snow Jr., chairman and chief executive officer of Medco.

For 2011, annualized new-named sales total nearly $3.0 billion, up from our previously reported $1.7 billion and net-new sales for 2011 are $2.1 billion, up from our previously reported $1.5 billion. Our 2011 client retention rate remains at over 99 percent.

“With the 2012 selling season still in progress, our annualized new-named sales for 2012 stand at more than $800 million. Net-new sales are currently negative for 2012 due to the previously announced transitions of the Federal Employee Health Benefits Program and CalPERS, and Universal American/Member Health and Bravo Health due to the previously announced acquisitions of these businesses. Due to trends in the industry from the expected growth in generics, specialty pharmacy, and personalized medicine, combined with UBC and our unique clinical model that reduces the total cost of healthcare for our clients, we are confident that we can drive meaningful long-term earnings growth,” concluded Snow.

Second-Quarter Financial and Operational Results

Medco reported record second-quarter 2011 net revenues of $17.1 billion, representing a 4.1 percent increase over second-quarter 2010 — primarily the result of contributions from new client wins and higher prices charged by brand-name pharmaceutical manufacturers, partially offset by higher volumes of lower-priced generic drugs. This performance includes service revenue growth of 43.3 percent, reflecting the UBC acquisition and growth in Medco’s client service offerings across the company.

Medco’s generic dispensing rate increased 2.8 percentage points from second-quarter 2010 to a record 73.4 percent. The mail-order generic dispensing rate increased 3.1 percentage points to a record 64.3 percent, while the retail generic dispensing rate increased 2.7 percentage points to a record 75.0 percent. The year-over-year improvement in the overall generic dispensing rate drove incremental savings of approximately $900 million for Medco’s clients and members in the quarter.

Total prescription volume, adjusting for the difference in days supply between mail-order and retail amounted to 239.7 million, an increase of 0.5 percent over second-quarter 2010. Mail-order prescription volume increased 0.7 percent to 27.7 million. Importantly, generic mail-order prescription volumes increased 6.0 percent to a record 17.8 million, while brand-name mail-order prescription volumes decreased 7.5 percent to 9.9 million in the second quarter of 2011.

Retail prescription volumes increased 0.4 percent over second-quarter 2010, reaching 157.4 million. The second-quarter 2011 adjusted mail-order penetration rate of 34.3 percent was consistent with the second quarter of 2010.

Total gross margin for second-quarter 2011 exceeded $1.1 billion, representing a 4.1 percent increase over second-quarter 2010. The total gross margin percentage of 6.5 percent was consistent with second-quarter 2010. When excluding the benefit from the settlement award in the second quarter of 2010, the gross margin percentage for second-quarter 2011 reflects an increase of approximately 20 basis points, primarily reflecting the strong second-quarter 2011 generic mail-order prescription volume and growth in service margin.

Medco Second-Quarter 2011 Earnings, Page 3

Total selling, general and administrative (SG&A) expenses of $420.3 million increased 11.7 percent, or $43.9 million, from second-quarter 2010, largely reflecting increased expenses associated with the recently-acquired UBC business, as well as higher professional fees and technology-related expenses associated with strategic initiatives. When excluding the effect of the September 2010 UBC acquisition, SG&A expenses increased less than 6 percent over second-quarter 2010.

Earnings Before Interest and Other Income/Expense, Taxes, Depreciation and Amortization (EBITDA) for the quarter reached $736.1 million, an increase of 0.8 percent, or $5.9 million, over the same period last year. EBITDA per adjusted prescription for second-quarter 2011 reached $3.07, up 0.3 percent from $3.06 in the second quarter of 2010 (please see Table 6). When excluding the second-quarter 2010 settlement award, EBITDA increased 4.7 percent and EBITDA per adjusted prescription increased 4.1 percent from second-quarter 2010.

Total interest and other (income) expense, net, of $54.2 million in second-quarter 2011 increased $21.7 million compared to the same period in 2010, reflecting higher debt levels from the $1.0 billion senior notes issuance in September 2010 associated with the acquisition of UBC.

Income before the provision for income taxes for the second quarter decreased 4.2 percent to $557.6 million, compared to $582.1 million for the second quarter of 2010. When excluding the second-quarter 2010 settlement award, income before the provision for income taxes for second-quarter 2011 increased 0.5 percent from second-quarter 2010.

The second-quarter 2011 effective tax rate was 38.5 percent compared to 38.7 percent in second-quarter 2010.

Net income decreased 4.0 percent over the same quarter last year to $342.8 million. When excluding the previously mentioned second-quarter 2010 settlement award, net income for second-quarter 2011 increased 0.7 percent from second-quarter 2010.

Specialty Pharmacy

For second-quarter 2011, revenues for Accredo Health Group grew 13.2 percent to a record $3.2 billion. This strong performance primarily reflects growth in prescription volumes, increases in manufacturer brand pricing, broader utilization of specialty products, and the impact of recently introduced drugs.

The Accredo second-quarter 2011 gross margin percentage of 6.7 percent compares to 7.0 percent for second-quarter 2010, reflecting changes in product and channel mix. Accredo’s operating income for second-quarter 2011 grew 20.8 percent to a record $132.8 million.

Share Repurchase Programs

During the second quarter of 2011, Medco repurchased 9.6 million shares at a cost of $600 million, representing an average per-share cost of $62.44 through a pre-authorized trading plan. For the month of July 2011 to-date, Medco repurchased 6.3 million shares at a cost of $350 million, representing an average per-share cost of $55.89. For July 2011 year-to-date, Medco repurchased 29.3 million shares at a cost of $1,786.6 million, representing an average per-share cost of $60.93.

2011 Guidance Reaffirmed

Medco continues to expect to achieve full-year 2011 GAAP diluted EPS in the range of $3.59 to $3.69, representing growth of 14 to 17 percent over 2010. Diluted EPS, excluding all intangible amortization, is expected in the range of $4.02 to $4.12, representing growth of 13 to 16 percent over the 2010 full-year equivalent of $3.55 (please see Table 9).

Medco Second-Quarter 2011 Earnings, Page 4

Richard Rubino, chief financial officer noted, “We are pleased to deliver strong EPS that are even more impressive when the second-quarter 2010 benefit from the settlement award is excluded, resulting in a second-quarter 2011 diluted EPS increase of 14.3 percent over second-quarter 2010, excluding all intangible amortization. We have entered the second half of the year in a strong financial position with a healthy balance sheet, including record low inventory levels of $833 million — the lowest level since 2001, and a continued strong return on invested capital of over 30 percent. We remain confident in our expected GAAP diluted earnings per share growth of 14 to 17 percent for the full year.”

Use of Non-GAAP Measures

Medco calculates and uses EBITDA and EBITDA per adjusted prescription as indicators of its ability to generate cash from its reported operating results. These measurements are used in concert with net income and cash flows from operations, which measure actual cash generated in the period. In addition, Medco believes that EBITDA and EBITDA per adjusted prescription are supplemental measurement tools used by analysts and investors to help evaluate overall operating performance and the ability to incur and service debt and make capital expenditures. EBITDA does not represent funds available for Medco’s discretionary use and is not intended to represent or to be used as a substitute for net income or cash flows from operations data, as measured under U.S. generally accepted accounting principles (GAAP). The items excluded from EBITDA, but included in the calculation of reported net income, are significant components of the consolidated statements of income and must be considered in performing a comprehensive assessment of overall financial performance. EBITDA, and the associated year-to-year trends, should not be considered in isolation. Medco’s calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

EBITDA per adjusted prescription is calculated by dividing EBITDA by the adjusted prescription volume for the period. This measure is used as an indicator of EBITDA performance on a per-unit basis, providing insight into the cash-generating ability of each prescription. EBITDA, and as a result, EBITDA per adjusted prescription, are affected by the changes in prescription volumes between retail and mail order, the relative representation of brand-name, generic and specialty pharmacy drugs, as well as the level of efficiency in the business. Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

Medco uses diluted earnings per share, excluding all intangible amortization, as a supplemental measure of operating performance. Medco believes that diluted earnings per share, excluding all intangible amortization, is a valuable supplemental measurement tool used by analysts and investors to compare our overall operating performance with our industry peers.

About Medco

Medco Health Solutions, Inc. (NYSE: MHS) is pioneering the world’s most advanced pharmacy® and its clinical research and innovations are part of Medco making medicine smarter™ for more than 65 million members.

With more than 20,000 employees dedicated to improving patient health and reducing costs for a wide range of public and private sector clients, and 2010 revenues of $66 billion, Medco ranks 34th on the 2011 Fortune 500 list and is named among the world’s most innovative, most admired and most trustworthy companies.

For more information, go to http://www.medcohealth.com.

Medco Second-Quarter 2011 Earnings, Page 5

This press release contains “forward-looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that may cause results to differ materially from those set forth in the statements. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the pharmacy benefit management (“PBM”) and specialty pharmacy industries, and other legal, regulatory and economic developments. We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “potential,” “continue,” “guidance” and similar expressions to identify these forward-looking statements. Medco’s actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including those set forth below.

•	Competition in the PBM, specialty pharmacy and broader healthcare industry is intense and could impair our ability to attract and retain clients;

•

Failure to retain key clients and their members, either as a result of economic conditions, increased competition or other factors, could result in significantly decreased revenues, harm to our reputation and decreased profitability;

•	Government efforts to reduce healthcare costs and alter healthcare financing practices could lead to a decreased demand for our services or to reduced profitability;

•	Failure in continued execution of our retiree strategy, including the potential loss of Medicare Part D-eligible members, could adversely impact our business and financial results;

•

If we or our suppliers fail to comply with complex and evolving laws and regulations domestically and internationally, we could suffer penalties, be required to pay substantial damages and/or make significant changes to our operations;

•	If we do not continue to earn and retain purchase discounts, rebates and service fees from manufacturers at current levels, our gross margins may decline;

•

From time to time we engage in transactions to acquire other companies or businesses and if we are unable to effectively integrate acquired businesses into ours, our operating results may be adversely affected. Even if we are successful, the integration of these businesses has required, and will likely continue to require, significant resources and management attention;

•

New legislative or regulatory initiatives that restrict or prohibit the PBM industry’s ability to use patient identifiable information could limit our ability to use information critical to the operation of our business;

•

Our Specialty Pharmacy business is dependent on our relationships with a limited number of suppliers and our clinical research services are dependent on our relationships with a limited number of clients. As such, the loss of one or more of these relationships, or limitations on our ability to provide services to these suppliers or clients, could significantly impact our ability to sustain and/or improve our financial performance;

•	Our ability to grow our Specialty Pharmacy business could be limited if we do not expand our existing base of drugs or if we lose patients;

•

Our Specialty Pharmacy business, certain revenues from diabetes testing supplies and our Medicare Part D offerings expose us to increased billing, cash application and credit risks. Additionally, current economic conditions may expose us to increased credit risk;

•	Changes in reimbursement, including reimbursement for durable medical equipment, could negatively affect our revenues and profits;

•	Prescription volumes may decline, and our net revenues and profitability may be negatively impacted, if the safety risk profiles of drugs increase or if drugs are withdrawn from the market,

Medco Second-Quarter 2011 Earnings, Page 6

including as a result of manufacturing issues, or if prescription drugs transition to over-the-counter products;

•

Demand for our clinical research services depends on the willingness of companies in the pharmaceutical and biotechnology industries to continue to outsource clinical development and on our reputation for independent, high-quality scientific research and evidence development;

•	PBMs could be subject to claims under ERISA if they are found to be a fiduciary of a health benefit plan governed by ERISA;

•	Pending litigation could adversely impact our business practices and have a material adverse effect on our business, financial condition, liquidity and operating results;

•	Changes in industry pricing benchmarks could adversely affect our financial performance;

•	We are subject to a corporate integrity agreement and noncompliance may impede our ability to conduct business with the federal government;

•	The terms and covenants relating to our existing indebtedness could adversely impact our financial performance and liquidity;

•	We may be subject to liability claims for damages and other expenses not covered by insurance;

•

The success of our business depends on maintaining a well-secured pharmacy operation and technology infrastructure. Additionally, significant disruptions to our infrastructure or any of our facilities due to failure to execute security measures or failure to execute business continuity plans in the event of an epidemic or pandemic or some other catastrophic event could adversely impact our business;

•

Business process and technology infrastructure improvements associated with our agile enterprise initiative may not be successfully or timely implemented or may fail to operate as designed and intended, causing the Company’s performance to suffer;

•	We may be required to record a material non-cash charge to income if our recorded intangible assets or goodwill are impaired, or if we shorten intangible asset useful lives;

•	We are subject to certain risks associated with our international operations; and

•

Anti-takeover provisions of the Delaware General Corporation Law, our certificate of incorporation and our bylaws could delay or deter a change in control and make it more difficult to remove incumbent officers and directors.

The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that affect our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

Medco Second-Quarter 2011 Earnings, Page 7

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except for per share data)

Table 1.

	Quarters Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010
Product net revenues (Includes retail co-payments of $2,255 and $2,279 in the second quarters of 2011 and 2010, and $4,768 and $4,750 in the six months of 2011 and 2010)	$16,724.1	$16,163.3	$33,385.8	$32,247.0
Service revenues	349.9	244.2	707.7	471.4

Total net revenues	17,074.0	16,407.5	34,093.5	32,718.4

Cost of operations:
Cost of product net revenues (Includes retail copayments of $2,255 and $2,279 in the second quarters of 2011 and 2010, and $4,768 and $4,750 in the six months of 2011 and 2010)	15,846.0	15,284.5	31,674.8	30,538.1
Cost of service revenues	122.6	61.3	243.0	125.8

Total cost of revenues	15,968.6	15,345.8	31,917.8	30,663.9
Selling, general and administrative expenses	420.3	376.4	807.4	727.0
Amortization of intangibles	73.3	70.7	146.4	141.2
Interest expense	52.3	38.8	104.2	79.5
Interest (income) and other (income) expense, net	1.9	(6.3)	4.3	(7.7)

Total costs and expenses	16,516.4	15,825.4	32,980.1	31,603.9

Income before provision for income taxes	557.6	582.1	1,113.4	1,114.5
Provision for income taxes	214.8	225.2	437.5	437.1

Net income	$342.8	$356.9	$675.9	$677.4

Basic weighted average shares outstanding	397.6	453.0	401.6	460.4
Basic earnings per share	$0.86	$0.79	$1.68	$1.47

Diluted weighted average shares outstanding	405.1	462.0	409.6	470.1
Diluted earnings per share	$0.85	$0.77	$1.65	$1.44

Medco Second-Quarter 2011 Earnings, Page 8

Medco Health Solutions, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

Table 2.

	June 25, 2011	December 25, 2010
ASSETS
Current assets:
Cash and cash equivalents	$92.4	$853.4
Short-term investments	8.2	56.7
Manufacturer accounts receivable, net	1,911.9	1,895.1
Client accounts receivable, net	2,483.5	2,553.1
Inventories, net	833.0	1,013.2
Prepaid expenses and other current assets	83.6	75.8
Deferred tax assets	248.3	238.4

Total current assets	5,660.9	6,685.7
Property and equipment, net	1,001.9	993.6
Goodwill	6,956.6	6,939.5
Intangible assets, net	2,285.6	2,409.8
Other noncurrent assets	85.8	68.7

Total assets	$15,990.8	$17,097.3

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Claims and other accounts payable	$3,384.8	$3,495.4
Client rebates and guarantees payable	2,260.3	2,453.2
Accrued expenses and other current liabilities	683.6	910.2
Short-term debt	31.9	23.6
Current portion of long-term debt	2,000.0	—

Total current liabilities	8,360.6	6,882.4
Long-term debt, net	3,004.2	5,003.6
Deferred tax liabilities	980.6	985.1
Other noncurrent liabilities	201.2	239.4

Total liabilities	12,546.6	13,110.5

Total stockholders’ equity	3,444.2	3,986.8

Total liabilities and stockholders’ equity	$15,990.8	$17,097.3

	June 25, 2011	December 25, 2010
Balance Sheet Debt
Accounts receivable financing facility	$—	$—
Other short-term debt	31.9	23.6
Senior unsecured revolving credit facility	1,000.0	1,000.0
Senior unsecured term loan	1,000.0	1,000.0
7.25% senior notes due 2013, net of unamortized discount	498.9	498.7
6.125% senior notes due 2013, net of unamortized discount	299.3	299.2
2.75% senior notes due 2015, net of unamortized discount	499.9	499.8
7.125% senior notes due 2018, net of unamortized discount	1,190.6	1,190.1
4.125% senior notes due 2020, net of unamortized discount	499.0	498.9
Fair value of interest rate swap agreements	16.5	16.9

Total debt	$5,036.1	$5,027.2

Medco Second-Quarter 2011 Earnings, Page 9

Medco Health Solutions, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

Table 3.

	Six Months Ended
	June 25, 2011	June 26, 2010

Cash flows from operating activities:
Net income	$675.9	$677.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	102.0	89.2
Amortization of intangibles	146.4	141.2
Deferred income taxes	(66.8)	(91.0)
Stock-based compensation on employee stock plans	83.8	77.8
Tax benefit on employee stock plans	62.5	63.4
Excess tax benefits from stock-based compensation arrangements	(27.9)	(34.1)
Other	40.3	49.1
Net changes in assets and liabilities (net of acquisition effects):
Manufacturer accounts receivable, net	(14.2)	(30.9)
Client accounts receivable, net	5.7	(80.3)
Income taxes receivable	(2.0)	174.6
Inventories, net	181.1	121.8
Prepaid expenses and other current assets	(6.1)	(9.9)
Other noncurrent assets	(16.0)	(11.2)
Claims and other accounts payable	(110.6)	(345.3)
Client rebates and guarantees payable	(192.9)	348.0
Accrued expenses and other current and noncurrent liabilities	(220.8)	(149.0)

Net cash provided by operating activities	640.4	990.8

Cash flows from investing activities:
Capital expenditures	(111.1)	(100.4)
Purchases of securities and other assets	(14.1)	(23.2)
Acquisitions of businesses, net of cash acquired	(3.4)	(33.8)
Proceeds from sale of securities and other investments	48.5	18.5

Net cash used by investing activities	(80.1)	(138.9)

Cash flows from financing activities:
Proceeds from revolving credit facility	7,242.2	200.0
Repayments on revolving credit facility	(7,242.2)	(200.0)
Proceeds from accounts receivable financing facility and other	546.3	3.3
Repayments under accounts receivable financing facility	(538.0)	—
Purchases of treasury stock	(1,436.6)	(2,257.9)
Excess tax benefits from stock-based compensation arrangements	27.9	34.1
Net proceeds from employee stock plans	79.1	24.1

Net cash used by financing activities	(1,321.3)	(2,196.4)

Net decrease in cash and cash equivalents	(761.0)	(1,344.5)
Cash and cash equivalents at beginning of period	853.4	2,528.2

Cash and cash equivalents at end of period	$92.4	$1,183.7

Medco Second-Quarter 2011 Earnings, Page 10

Medco Health Solutions, Inc.

Consolidated Income Statement Results

(Unaudited)

(In millions, except for per share data)

Table 4.

	Quarter Ended June 25, 2011 (1)	Variance		Quarter Ended June 26, 2010	Six Months Ended June 25, 2011 (1)	Variance		Six Months Ended June 26, 2010
Consolidated income statement results
Retail product revenues (2)	$10,250.8	$235.6	2.4%	$10,015.2	$20,548.5	$497.7	2.5%	$20,050.8
Mail-order product revenues	6,473.3	325.2	5.3%	6,148.1	12,837.3	641.1	5.3%	12,196.2

Total product net revenues (2)	16,724.1	560.8	3.5%	16,163.3	33,385.8	1,138.8	3.5%	32,247.0

Client and other service revenues	221.1	18.2	9.0%	202.9	455.4	63.7	16.3%	391.7
Manufacturer service revenues	128.8	87.5	N/M *	41.3	252.3	172.6	N/M *	79.7

Total service revenues	349.9	105.7	43.3%	244.2	707.7	236.3	50.1%	471.4

Total net revenues (2)	17,074.0	666.5	4.1%	16,407.5	34,093.5	1,375.1	4.2%	32,718.4

Cost of product net revenues (2)	15,846.0	561.5	3.7%	15,284.5	31,674.8	1,136.7	3.7%	30,538.1
Cost of service revenues	122.6	61.3	100.0%	61.3	243.0	117.2	93.2%	125.8

Total cost of revenues (2)	15,968.6	622.8	4.1%	15,345.8	31,917.8	1,253.9	4.1%	30,663.9
Selling, general and administrative expenses	420.3	43.9	11.7%	376.4	807.4	80.4	11.1%	727.0
Amortization of intangibles	73.3	2.6	3.7%	70.7	146.4	5.2	3.7%	141.2
Interest expense	52.3	13.5	34.8%	38.8	104.2	24.7	31.1%	79.5
Interest (income) and other (income) expense, net	1.9	8.2	N/M *	(6.3)	4.3	12.0	N/M *	(7.7)

Income before provision for income taxes	557.6	(24.5)	-4.2%	582.1	1,113.4	(1.1)	-0.1%	1,114.5
Provision for income taxes	214.8	(10.4)	-4.6%	225.2	437.5	0.4	0.1%	437.1

Net Income	$342.8	$(14.1)	-4.0%	$356.9	$675.9	$(1.5)	-0.2%	$677.4

Diluted earnings per share
Weighted average shares outstanding	405.1	(56.9)	-12.3%	462.0	409.6	(60.5)	-12.9%	470.1

Earnings per share	$0.85	$0.08	10.4%	$0.77	$1.65	$0.21	14.6%	$1.44

Earnings per share, excluding all intangible amortization (3)	$0.96	$0.09	10.3%	$0.87	$1.86	$0.24	14.8%	$1.62

Gross margin (4)
Product	$878.1	$(0.7)	-0.1%	$878.8	$1,711.0	$2.1	0.1%	$1,708.9
Product gross margin percentage	5.3%	-0.1%		5.4%	5.1%	-0.2%		5.3%
Service	$227.3	$44.4	24.3%	$182.9	$464.7	$119.1	34.5%	$345.6
Service gross margin percentage	65.0%	-9.9%		74.9%	65.7%	-7.6%		73.3%
Total	$1,105.4	$43.7	4.1%	$1,061.7	$2,175.7	$121.2	5.9%	$2,054.5
Total gross margin percentage	6.5%	0.0%		6.5%	6.4%	0.1%		6.3%

(1)	Includes UBC’s operating results commencing on the September 16, 2010 acquisition date.
(2)	Includes retail co-payments of $2,255 million and $2,279 million for the second quarters of 2011 and 2010, and $4,768 million and $4,750 million for the six months of 2011 and 2010.
(3)	Please refer to Table 8 for reconciliation of the earnings per share excluding all intangible amortization.
(4)	Represents total net revenues minus total cost of revenues.
*	Not meaningful

Medco Second-Quarter 2011 Earnings, Page 11

Medco Health Solutions, Inc.

Consolidated Selected Information

(Unaudited)

(In millions)

Table 5.

	Quarter Ended June 25, 2011 (1)	Variance		Quarter Ended June 26, 2010	Six Months Ended June 25, 2011 (1)	Variance		Six Months Ended June 26, 2010
Volume Information
Generic mail-order prescriptions	17.8	1.0	6.0%	16.8	35.4	2.4	7.3%	33.0
Brand mail-order prescriptions	9.9	(0.8)	-7.5%	10.7	19.9	(1.8)	-8.3%	21.7

Total mail-order prescriptions	27.7	0.2	0.7%	27.5	55.3	0.6	1.1%	54.7
Retail prescriptions	157.4	0.7	0.4%	156.7	319.4	4.6	1.5%	314.8

Total prescriptions	185.1	0.9	0.5%	184.2	374.7	5.2	1.4%	369.5

Adjusted prescriptions (2)	239.7	1.3	0.5%	238.4	484.0	6.4	1.3%	477.6
Adjusted mail-order penetration (3)	34.3%	0.0%		34.3%	34.0%	-0.1%		34.1%

Generic Dispensing Rate Information
Retail generic dispensing rate	75.0%	2.7%		72.3%	74.8%	3.0%		71.8%
Mail-order generic dispensing rate	64.3%	3.1%		61.2%	64.1%	3.8%		60.3%
Overall generic dispensing rate	73.4%	2.8%		70.6%	73.2%	3.1%		70.1%

Manufacturer Rebate Information
Rebates earned	$1,484	$55	3.8%	$1,429	$2,986	$105	3.6%	$2,881
Percent of rebates retained	12.2%	0.3%		11.9%	11.9%	-0.1%		12.0%

Depreciation Information
Cost of revenues depreciation	$15.2	$3.0	24.6%	$12.2	$31.9	$7.3	29.7%	$24.6
SG&A expenses depreciation	35.8	3.1	9.5%	32.7	70.1	5.5	8.5%	64.6

Total depreciation	$51.0	$6.1	13.6%	$44.9	$102.0	$12.8	14.3%	$89.2

(1)	Includes UBC’s operating results commencing on the September 16, 2010 acquisition date.
(2)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.
(3)	Represents the percentage of adjusted mail-order prescriptions to total adjusted prescriptions.

Medco Second-Quarter 2011 Earnings, Page 12

Medco Health Solutions, Inc.

Consolidated EBITDA

(Unaudited)

(In millions, except for EBITDA per adjusted prescription data)

Table 6.

	Quarters Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010
EBITDA Reconciliation:
Net income	$342.8	$356.9	$675.9	$677.4
Add:
Interest expense	52.3	38.8	104.2	79.5
Interest (income) and other (income) expense, net	1.9	(6.3)	4.3	(7.7)
Provision for income taxes	214.8	225.2	437.5	437.1
Depreciation expense	51.0	44.9	102.0	89.2
Amortization expense	73.3	70.7	146.4	141.2

EBITDA	$736.1	$730.2	$1,470.3	$1,416.7

Adjusted prescriptions (1)	239.7	238.4	484.0	477.6

EBITDA per adjusted prescription	$3.07	$3.06	$3.04	$2.97

(1)	Adjusted prescription volume equals substantially all mail-order prescriptions multiplied by three, plus retail prescriptions. These mail-order prescriptions are multiplied by three to adjust for the fact that they include approximately three times the amount of product days supplied compared with retail prescriptions.

Medco Health Solutions, Inc.

Accredo Health Group (Specialty Pharmacy) Segment Results

(Unaudited)

(In millions)

Table 7.

	Quarter Ended June 25, 2011	Variance		Quarter Ended June 26, 2010	Six Months Ended June 25, 2011	Variance		Six Months Ended June 26, 2010
Specialty Pharmacy:
Product net revenues	$3,164.8	$376.3	13.5%	$2,788.5	$6,221.5	$779.7	14.3%	$5,441.8
Service revenues	20.7	(5.7)	-21.6%	26.4	38.5	(10.9)	-22.1%	49.4

Total net revenues	3,185.5	370.6	13.2%	2,814.9	6,260.0	768.8	14.0%	5,491.2
Total cost of revenues	2,973.5	356.6	13.6%	2,616.9	5,846.5	742.4	14.5%	5,104.1
Selling, general and administrative expenses	68.7	(8.7)	-11.2%	77.4	139.1	(10.1)	-6.8%	149.2
Amortization of intangibles	10.5	(0.2)	-1.9%	10.7	21.0	(0.4)	-1.9%	21.4

Operating Income	$132.8	$22.9	20.8%	$109.9	$253.4	$36.9	17.0%	$216.5

Gross Margin (1)	$212.0	$14.0	7.1%	$198.0	$413.5	$26.4	6.8%	$387.1
Gross margin percentage	6.7%	-0.3%		7.0%	6.6%	-0.4%		7.0%

(1)	Represents total net revenues minus total cost of revenues.

Medco Health Solutions, Inc.

Earnings Per Share Reconciliation

(Unaudited)

Table 8.

	Quarters Ended		Six Months Ended
	June 25, 2011	June 26, 2010	June 25, 2011	June 26, 2010
Earnings Per Share Reconciliation:
GAAP diluted earnings per share	$0.85	$0.77	$1.65	$1.44

Adjustment for the amortization of intangible assets (1)	0.11	0.10	0.21	0.18

Diluted earnings per share, excluding all intangible amortization	$0.96	$0.87	$1.86	$1.62

Adjustment for the second-quarter 2010 settlement benefit (2)	—	(0.03)

Diluted earnings per share, excluding all intangible amortization and the 2010 settlement benefit	$0.96	$0.84

Diluted earnings per share growth over prior year, excluding all intangible amortization and the 2010 settlement benefit		14.3%

(1)	This adjustment represents the per-share effect of all intangible amortization.
(2)	This adjustment represents the per-share effect of the second-quarter 2010 benefit from a settlement award in a class action antitrust lawsuit brought by direct purchasers of a brand-name medication.

Medco Second-Quarter 2011 Earnings, Page 13

Medco Health Solutions, Inc.

Guidance Information

(Unaudited)

Table 9.

	Full Year Ended December 25, 2010	Full Year Ended December 31, 2011
	Actual	Low End	High End
Earnings Per Share Guidance Reconciliation:
GAAP diluted earnings per share	$3.16	$3.59	$3.69

Adjustment for the amortization of intangible assets (1)	0.39	0.43	0.43

Diluted earnings per share, excluding all intangible amortization	$3.55	$4.02	$4.12

Diluted earnings per share growth over prior year		14%	17%
Diluted earnings per share growth over prior year, excluding all intangible amortization		13%	16%

(1)	This adjustment represents the per-share effect of all intangible amortization.